EXHIBIT 10.2

Forward Purchase Agreement

This Forward Purchase Agreement (the “Agreement”) is made as of 13 November 2023 by and between:

OneLife Labs Pty Ltd, an Australian Corporation (ABN 39 616 895 606) have its principal place of business located at Wonthaggi, Victoria, Australia.

(“Buyer”) AND

Allied Colombia S.A.S , a Colombian Corporation, having its principal place of business located at Carrera 49 # 54 73 Barrio Pan de Azucar, Bucaramanga,

Colombia

(“Seller” or “Allied”)

For purposes of this Agreement, Seller and Buyer may from time to time be collectively referred to jointly as the “Parties” or individually referred to singly as a “Party”.

WHEREAS

•	The Seller is a Colombian Corporation incorporated under the laws of Colombia with license to export cannabis products.

•	The Buyer is a legal entity incorporated under the laws of Australia and maintains a license or is connected to companies in Australia that have license to possess, distribute and sell cannabis products.

I.

Master Agreement for Sale of Product. Unless otherwise specifically agreed in writing between Buyer and Seller, this Forward Purchase Agreement will govern the transaction whereby Buyer agrees to purchase from Seller processed cannabis to specification, which Seller agrees to deliver to Buyer. "Product" means the amount of dried cannabis flower or other cannabinoid derivative based products that Seller agrees to sell to Buyer and Buyer agrees to buy from Seller under this Forward Purchase Agreement and in accordance with a Purchase Order issued by the Buyer.

II.	Terms. NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the Parties agree to all of the following terms herein.

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A.	Term. This Agreement commences on the date the last party executes this Agreement and continues for a one (1) year period with automatic renewals for a further term of one (1) year unless terminated earlier as provided for under this Agreement.

B.	Exclusivity. The Seller and the Buyer intend to discuss an arrangement whereby the Seller would agree to sell its Products exclusively to Buyer for the use in manufacture and sale within Australia and New Zealand. This discussion is expected to occur during or about Q2 2024, once the current Forward Purchase Agreement has been in effect for a period of time and the Buyer has been able to determine its longer-term Product needs. Such an Exclusivity may take the form of Buyer selling the Seller’s Products to third parties within Australia and New Zealand and may include minimum Purchase Orders, subject to periodical review.

C.	Preferred Supplier: Not used.

D.	Purchase Order. Buyer will submit Purchase Orders to the Seller for the purchase of the Product during the Term of the Forward Purchase Agreement by completing the Form presented in Exhibit A. Seller will provide Buyer with its’ written acceptance of the presented Form within ten (10) business days.

E.	Forecast of supply. For planning purposes only, Buyer will use its best endeavors to provide Seller forecast information in a timely manner. During the Term, the Parties will participate in quarterly periodic meetings or as otherwise mutually agreed by the Parties (each a “Planning Meeting”) to establish and agree to the supply requirements of the Buyer. The Buyer will provide a best effort rolling six (6) month’s forecast of the Buyers estimated demand of Seller products for planning purposes only. The Buyer makes no representations regarding the accuracy of any rolling twelve (6) month forecast provided to Seller.

F.	Goods to be Sold and Minimum Standards. The Product sold shall be produced to specification that the Buyer and Seller reasonably agree upon. The parties will mutually agree upon approval of testing of the flower prior to shipping. Seller will provide COA’s (Certificate of Analysis) related to the Product in order to begin the import/export process steps.

G.	Quality Technical Agreement (“QTA”). Notwithstanding Clause F, the Product supplied will meet the quality standards described in the Quality Technical Agreement signed by the Parties. The Seller agrees and represents that the Product will meet the quality standards contained in the QTA.

H.	Product Uses: The Buyer agrees and represents to the Seller that the Product acquired under the terms of this Agreement will be used for medical or scientific purposes only.

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I.	Price and Quantity. Seller agrees to sell, and Buyer agrees to buy the quantity of Product as set forth in any Purchase Order at the prices set forth in that said Purchase Order.

J.	Quality Standards. Review and acceptance of the COA's for the Product and on sight or virtual assessment, as agreed to by Buyer and Seller, confirming that the quality of the Product meets the Buyer's satisfaction prior to shipment. Acceptance of the product (“Acceptance”) shall be considered completed by way of mutual signature of Appendix A of the QTA and after the Buyer’s review and acceptance of the COA and virtual or in person audit of each Purchase Order shipment. The Product will ship only after Acceptance. Rejection (“Rejection”) of the Product can occur if a Major Non-conformity is mutually agreed to by both parties following Incoterms completion and as described in the QTA. In the event the Products received by the Buyer are Rejected, the Products will, at Seller’s cost, either be sent back to the Seller, re-purposed, sent to an authorized location nominated by the Seller, or destroyed at Seller’s option.

K.	Termination. If during the Term of the Agreement the Parties conduct three (3) failed Major Non-Conformance Reviews where it is mutually established that three (3) batches of the Product fail to meet the required quality standards (as clearly defined in the QTA), then the Buyer may terminate this Forward Purchase Agreement upon sixty (60) business days prior written notice to Seller.

L.	Payment Terms: For each Purchase Order agreed to by Buyer and Seller under this Forward Purchase Agreement, the Buyer will pay the Seller as follows:

a.	50% of the Purchase Order price within ten (10) business days upon signature and acceptance of Purchase Order by Buyer and Seller respectively and issuance of invoice, and

b.	The balance of the Purchase Order price twenty (20) business days from completion of Incoterms, and issuance of invoice.

Buyer shall make payment(s) directly to Seller by wire transfer using the wiring instructions furnished to Buyer by Seller, the delivery and receipt of which are hereby acknowledged by Buyer.

This Clause will only apply to undisputed invoices. If Buyer fails to make payment within fifteen (15) business days of the Payment Terms, then Buyer shall pay Seller a Late Fee (“the Late Fee”) equivalent to 10% per annum. After thirty (30) business days, Buyer shall be in default under the Agreement; If in default, Seller may elect to terminate this Agreement and seek recovery from the Buyer for any unpaid amounts.

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M.

Delivery. “Delivery” shall be accomplished by Seller making products available to Buyer for transport from Melbourne, Australia by Seller pursuant to the Delivery. The products from the Seller’s production facility in Colombia shall be sold as CIP (the “Incoterms”) and all shipping expenses shall be paid by the Buyer. Seller shall, upon the request of Buyer, provide Buyer with prospective transportation companies available to transport Products and the approximate transportation expenses charged by said transportation companies to transport products. Buyer shall keep Seller reasonably informed in advance, in writing, of the time, date, transportation company, and names of all persons employed by said transportation company that will be transporting the Products. At the time of Delivery to the carrier, Buyer shall provide Seller with all transportation documents and records related to the transport of the Products. Title to Products shall pass from Seller to Buyer at the point of the completion of the Incoterms listed above being achieved, and Risk of Loss for Products shall also pass from Seller to Buyer at the point that the Incoterms listed above have been completed. Unless due to Sellers negligence, the Seller is not responsible for any consequential damages arising to the Buyer due to any form of government intervention.

N.

Seller’s Service Levels. Seller must comply with each of the Service Levels set out in Exhibit B, unless Seller can reasonably show that it is not able to meet the Service Levels and Buyer agrees to grant relief to Seller. If, in Buyer’s reasonable opinion, Seller fails to perform to the standard required by a Service Level, without limiting any other right or remedy available to Buyer under this Agreement, Buyer will promptly notify Seller in writing regarding the standard the Buyer deems Seller has not met. Buyer may require Seller to develop and implement a Remedial Plan to Buyer’s satisfaction. If, in the reasonable opinion of Seller, the performance of any Delivery of Product (or part thereof), under this Agreement is, or will be, delayed due to any failure by Buyer to perform its obligations under this Agreement, Seller must:

a.	promptly notify Buyer in writing of the act or omission that will, or may, cause the delay;

b.	specify the actual or anticipated delay caused, the cost of the delay to Seller and other impacts of the delay;

c.	request that Buyer rectify the act or omission immediately.

Buyer and Seller will reasonably consider any notice received pursuant to this Clause N, and meet with Seller to discuss and, if appropriate, agree, any remedial courses of action.

O.	Mutual Right to Assign. Buyer or Seller may from time to time, assign some or all of its interest(s) under this Agreement and may delegate some or all of its obligations under this Agreement to any other third party subject to the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that no such assignment or delegation shall relieve the other party of its obligations or liability under this Agreement, and the other party and any third-party assignee under this provision shall thereafter be jointly and severally liable for all obligations, promises, warranties, covenants, and liability contained within or arising out of this Agreement.

P.	Limited Warranty. At the time of Delivery, Seller warrants only to Buyer that all Products delivered pursuant to the Agreement will conform to the requirements and allowable variances of this Agreement and the QTA, and Seller’s warranties shall be enforceable by Buyer, but not Buyer’s customers. Other than the foregoing express warranty and express promises within this Agreement, the Parties acknowledge and agree that Seller makes no other warranties or representations regarding the condition of the Products and specifically disclaims any express or implied warranty, not specifically covered under the other provisions of this Agreement, regarding the Product’s merchantability, fitness for any particular use, fitness for human or animal consumption, or conformance to any other standard or specification.

Q.	Seller’s Additional Promises. Seller hereby declares that all information provided or to be provided to Buyer will be true and correct in all material respects. Seller hereby declares that its business entity is an entity which is duly organized, validly existing, and in good standing under the laws Colombia. Seller avers that it has the authority, pursuant to its Articles of Incorporation and other relevant documents and licenses to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Upon delivery, Seller hereby declares that it has good and marketable title to the Products. Seller hereby declares and Buyer acknowledges that Seller has access to Producers that have all necessary licenses and permits to carry on its business in the ordinary course, and Seller at all times will conduct its business in accordance with all applicable material federal, state and local laws, rules, and regulations.

R.	Buyer’s additional promises. Buyer hereby declares that all information provided under this Agreement to Seller has and will continue to be true and correct in all material respects, subject to any updates notified by Buyer to Seller. Buyer’s business entity is a corporation, which is duly organized, validly existing, and in good standing under the laws of Australia. The Buyer hereby declares it has the authority, pursuant to its Articles of Organization, Operating Agreement or other relevant document related to the operation of the Business to enter into this Agreement and to consummate the transaction provided for herein, and all company action has been taken to approve this Agreement and the transaction contemplated herein. Buyer hereby declares that there is no suit, action, arbitration or legal proceeding pending or, to the actual and/or constructive knowledge, threatened, against or affecting Buyer, its Business or any of its Assets. Buyer hereby declares that it has all necessary licenses and permits to carry on its business in the ordinary course, including relevant import licenses, and Buyer at all times will conduct its business in accordance with all applicable material federal, state and local laws, rules and regulations. Buyer represents and warrants that it has the capacity to purchase the Products in the amount, by the time, and through the manner and medium set forth herein.

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S.	Indemnity. Each Party (the “Indemnifier”) indemnifies and agrees to hold harmless the other party and each of their affiliates (the “Indemnified Person”) from and against any and all losses suffered or incurred by the Indemnified Person or (if applicable) any of their affiliates as a result of, or by reason of, any and all actions, causes of action, proceedings, claims or demands relating to, arising from or in connection with:

a.	a breach by the Indemnifier of this Agreement;

b.	the negligence, wilful misconduct, fraud or dishonesty of the Indemnifier or any of its affiliates in connection with the performance of their respective obligations under this Agreement; and

c.	any failure by the Indemnifier or its Affiliates to comply with any law; and

d.	infringement by the Indemnifier of a third-party intellectual property rights.

Each Party will be entitled to indemnification and all other remedies available to it at law or in equity, including claims for specific performance and injunctive relief, in connection with or in respect of any breach or default by the other Party.

T.

Limitation of Liability. To the maximum extent permitted by law, each Party’s aggregate liability over the term of the Agreement to the other Party for any loss or damage arising under or in connection with this Agreement (including liability for breach of contract) will not in any event exceed USD$5 million dollars.

Nothing in this Agreement operates to exclude or restrict either Party’s liability:

a.	for fraud or wilful misconduct;

b.	infringement of a third-party intellectual property rights.

A Party’s liability to the other Party under or in connection with this Agreement (including under an indemnity) is reduced to the extent, if any, to which the other Party’s acts or omissions cause or contribute to its own loss or damage.

Despite any other clause in this Agreement, neither Party will be liable to the other Party for any Consequential Loss, which means:

a.

any economic loss, loss of profits, loss of production, loss of use, loss of contract, loss of opportunity, loss of reputation, loss of goodwill, wasted overheads or any damage to credit rating whatsoever; and

b.

any loss arising out of any claim by a third party, whether arising in contract, in tort (including negligence), under any law, as a consequence of fraud or otherwise and whether present or future, fixed or unascertained, actual or contingent.

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U.	Confidentiality. The Parties agree that the contents of this Agreement and each Parties confidential information shall be kept confidential between the Parties (and their employees, intermediaries and agents) and, except as required by law, or required disclosure necessary with the Securities Exchange Commission filings. Otherwise, information shall not be disclosed to any third- party without the express written consent and mutual agreement by the Parties in writing. Public press releases communicating information about the Buyer or Seller will not be released without prior approval of the other party. Notwithstanding, Buyer is permitted to disclose this Agreement, without redaction and without notice to Seller, to the Australian Government, Department of Health, Office of Drug Control or Therapeutic Goods Administration, in response to a lawful direction compelling disclosure.

V.	Seller Validation. The Seller has permitted the Buyer to conduct audits of its sites/facilities, processes, and procedures. The Seller has also permitted the Buyer to conduct an audit of its quality management systems. The Seller has been successfully qualified by the Buyer.

W.	Audit. In addition to the Seller Validation process contained in Clause T, upon giving at least twenty (20) business days’ notice to the Seller, Buyer will have the right to inspect the Seller’s licensed facility and relevant records of Seller no more than 3 times per 12-month cycle. Any non-conformities that may arise from any future audits will be managed according to the Quality Technical Agreement.

X.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of England and Wales, London (the “Venue”), without regard to its conflict of law principles. In connection with any litigation arising hereunder, the Parties hereby (i) irrevocably and unconditionally submit to the exclusive jurisdiction of the English courts situated in London, England and (ii) irrevocably and unconditionally waive any objection to the laying of venue of any such action or proceeding in any such court and hereby further irrevocably and unconditionally waive and agree not to plead or claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

Y.	Amendments. This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded or canceled in whole or in part, except by written instrument signed by the Parties hereto which makes specific reference to this Agreement, and which specifies that this Agreement is being modified, amended, rescinded or canceled.

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Z.	Severability. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

AA.	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby, or by any related document, or by law. Any failure of a Party to comply with any obligation contained in this Agreement may be waived by the Party in writing.

BB.	Binding Agreement. This Agreement shall bind the parties hereto, their heirs, administrators, executors, successors, and assigns.

CC.	Entire Agreement. This Agreement, Exhibit A, Exhibit B, the QTA contain the entire agreement and understanding between the Parties hereto relating to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement may be assigned only with expressed written consent and mutual agreement of the Parties, which consent can be withheld for any or no reason.

DD.	Force Majeure. The occurrence of an event which materially interferes with the ability of a Party to perform its obligations or duties hereunder, not due to malfeasance, and which could not with the exercise of due diligence have been avoided ("Force Majeure") including, but not limited to, fire, accident, labour difficulty, strike, riot, civil commotion, epidemic, pandemic, act of God or change in law, rules or regulations of any relevant Governmental or Regulatory Authority, will not excuse such Party from the performance of its obligations or duties under this Agreement, but will merely suspend such performance during the continuation of the Force Majeure. The Party prevented from performing its obligations or duties because of a Force Majeure event will:

a.	promptly notify the other party, within a period of three (3) business days, of the occurrence and particulars of such Force Majeure;

b.	use its best efforts to avoid or remove such causes of non- performance; and

c.	will promptly recommence, upon termination of Force Majeure, the performance of any suspended obligation or duty.

If either Parties performance is wholly or partly prevented or delayed by an event of Force Majeure for a continuous period of 90 days or more, then the other Party may terminate this Agreement by giving 30 days’ written notice.

EE.	Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United Stated Dollars.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the date and year first above written, regardless of the date actually signed.

BUYER

OneLife Labs Pty Ltd

/s/ Andrew Grant
By: Andrew Grant, Authorized Signor

SELLER

Allied Colombia S.A.

/s/ Benjamin Rocha
By: Benjamin Rocha, Authorized Signor

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EXHIBIT A attached to “Forward Purchase Agreement”

BUYER

Name and title:

SELLER

Allied Colombia S.A.S

By: Benjamin Rocha, Authorized Signor

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